Exhibit 5.1

[Letterhead of The PNC Financial Services Group, Inc.]

February 8, 2010

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with (i) the issuance and sale of up to 63,888,940 shares of the Company’s common stock, par value $5.00 per share (the “Company Common Stock”) (including up to 8,333,340 shares issuable pursuant to an over allotment option) pursuant to the underwriting agreement dated February 3, 2010 (the “Underwriting Agreement”) between the Company and, on behalf of themselves and the several underwriters named therein, J.P. Morgan Securities Inc. and Morgan Stanley & Co., Incorporated and (ii) the preparation of the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2010 to the prospectus filed with the Commission on January 15, 2010 as part of the Company’s Registration Statement on Form S-3ASR (File No. 333-164364) (the “Registration Statement).

In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.

This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Shares, and that when and if issued and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Common Shares will be validly issued, fully paid and nonassessable.

The PNC Financial Services Group, Inc.

February 8, 2010

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ George P. Long
George P. Long, III
Senior Counsel and Corporate Secretary
The PNC Financial Services Group, Inc.